Exhibit 99.1

PRESS RELEASE	SOURCE: WPCS International Incorporated

WPCS Engages Financial Advisor to Explore Options

EXTON, PA - (PR Newswire - September 22, 2010) WPCS International Incorporated (NASDAQ: WPCS), a leader in design-build engineering services for communications infrastructure, has announced that the committee of the independent members of its board of directors has engaged a financial advisor to explore options for the company including a possible sale. The independent committee has retained the investment banking firm Lincoln International LLC as its financial advisor. The independent directors are represented by the law firm of McDermott Will & Emery LLP.

Andrew Hidalgo, Chairman and CEO of WPCS, commented, “For the benefit of our shareholders, the board of directors agreed to authorize the committee of independent directors to select a financial advisor to be engaged by WPCS that can explore strategic options for WPCS, including but not limited to consideration of the proposal set forth by The Riley Group. Due to the strength of our financial projections and balance sheet, this effort is only considered as a way to determine how we can presently enhance shareholder value. In the interim, the management team remains focused on building shareholder value through increased earnings and solid operational performance.”
About WPCS International Incorporated:

WPCS is a design-build engineering company that focuses on the implementation requirements of communications infrastructure. The company provides its engineering capabilities including wireless communication, specialty construction and electrical power to the public services, healthcare, energy and corporate enterprise markets worldwide. For more information, please visit www.wpcs.com

Statements about the company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward looking statements involve risks and uncertainties and are subject to change at any time.  The company’s actual results could differ materially from expected results.  In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward-looking statements.

CONTACT:

WPCS International Incorporated
610-903-0400 x101
ir@wpcs.com